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                                                                     EXHIBIT 4.4

                    PREFERRED SECURITIES GUARANTEE AGREEMENT

                          PROASSURANCE CAPITAL TRUST II

                            Dated as of May 12, 2004

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                                Table of Contents

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ARTICLE I DEFINITIONS AND INTERPRETATION                                                                     1

SECTION 1.1    Definitions and Interpretation........................................................        1

ARTICLE II LIST OF HOLDERS; EVENTS OF DEFAULT                                                                4

SECTION 2.1    Lists of Holders of Securities........................................................        4
SECTION 2.2    Events of Default; Waiver.............................................................        5
SECTION 2.3    Event of Default; Notice..............................................................        5

ARTICLE III POWERS, DUTIES AND RIGHTS OF PREFERRED GUARANTEE TRUSTEE                                         5

SECTION 3.1    Powers and Duties of the Preferred Guarantee Trustee..................................        5
SECTION 3.2    Certain Rights of Preferred Guarantee Trustee.........................................        7
SECTION 3.3    Not Responsible for Recitals or Issuance of Preferred Securities Guarantee............        9
SECTION 3.4    Compensation..........................................................................        9
SECTION 3.5    Securities............................................................................        9

ARTICLE IV PREFERRED GUARANTEE TRUSTEE                                                                       9

SECTION 4.1    Preferred Guarantee Trustee; Eligibility..............................................        9
SECTION 4.2    Appointment, Removal and Resignation of Preferred Guarantee Trustee...................       10

ARTICLE V GUARANTEE                                                                                         11

SECTION 5.1    Guarantee.............................................................................       11
SECTION 5.2    Waiver of Notice and Demand...........................................................       11
SECTION 5.3    Obligations Not Affected..............................................................       11
SECTION 5.4    Enforcement of Guarantee; Rights of Holders...........................................       12
SECTION 5.5    Guarantee of Payment..................................................................       13
SECTION 5.6    Subrogation...........................................................................       13
SECTION 5.7    Independent Obligations...............................................................       13
SECTION 5.8    Enforcement...........................................................................       13

ARTICLE VI LIMITATION OF TRANSACTIONS; SUBORDINATION                                                        14

SECTION 6.1    Limitation of Transactions............................................................       14
SECTION 6.2    Ranking...............................................................................       14

ARTICLE VII TERMINATION                                                                                     15

SECTION 7.1    Termination...........................................................................       15

ARTICLE VIII INDEMNIFICATION                                                                                15

SECTION 8.1    Exculpation...........................................................................       15
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SECTION 8.2    Indemnification.......................................................................       15

ARTICLE IX MISCELLANEOUS                                                                                    16

SECTION 9.1    Successors and Assigns................................................................       16
SECTION 9.2    Amendments............................................................................       16
SECTION 9.3    Notices...............................................................................       16
SECTION 9.4    Benefit...............................................................................       17
SECTION 9.5    Governing Law.........................................................................       17
SECTION 9.6    Submission to Jurisdiction............................................................       17
SECTION 9.7    Counterparts..........................................................................       18
SECTION 9.8    Severability..........................................................................       18
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                    PREFERRED SECURITIES GUARANTEE AGREEMENT

         This GUARANTEE AGREEMENT (the "Preferred Securities Guarantee"), dated as of May 12, 2004, is executed and delivered by ProAssurance Corporation, a Delaware corporation (together with its successors, the "Guarantor"), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Preferred Guarantee Trustee"), for the benefit of the Holders (as defined herein) of ProAssurance Capital Trust II, a Delaware statutory trust (the "Issuer").

         WHEREAS, pursuant to an Amended and Restated Declaration of Trust (as may be from time to time amended, the "Declaration"), dated as of May 12, 2004, among the trustees of the Issuer named therein, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer proposes to issue preferred securities having an aggregate liquidation amount of up to $10,000,000 designated as the FTN Preferred Securities, Preferred Securities having an aggregate liquidation amount of up to $12,000,000 designated as the ICONS Preferred Securities and Preferred Securities having an aggregate liquidation amount of up to $10,000,000 designated as the Sandler Preferred Securities (together with the FTN Preferred Securities and the ICONS Preferred Securities, the "Preferred Securities"); and

         WHEREAS, as an incentive for the Holders (as defined herein) to purchase the Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Preferred Securities Guarantee, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the purchase by each Holder, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Preferred Securities Guarantee for the benefit of the Holders.

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

         SECTION 1.1 Definitions and Interpretation

         In this Preferred Securities Guarantee, unless the context otherwise requires:

         (a) capitalized terms used in this Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

         (b) any capitalized term not defined herein shall have the respective meaning assigned to it in the Declaration in effect as of the date hereof;

         (c) a term defined anywhere in this Preferred Securities Guarantee has the same meaning throughout;

         (d) all references to "the Preferred Securities Guarantee" or "this Preferred Securities Guarantee" are to this Preferred Securities Guarantee as modified, supplemented or amended from time to time;

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         (e)      all references in this Preferred Securities Guarantee to
Articles and Sections are to Articles and Sections of this Preferred Securities Guarantee, unless otherwise specified; and

         (f) a reference to the singular includes the plural and vice versa.

         "Affiliate" means, with respect to a specified Person, (a) any Person directly or indirectly owning, controlling or holding with power to vote, 10% or more of the outstanding Voting Securities or other ownership interests of the specified Person, (b) any Person 10% or more of whose outstanding Voting Securities or other ownership interests are directly or indirectly owned, controlled or held with power to vote by the specified Person, (c) any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, (d) a partnership in which the specified Person is a general partner, (e) any officer or director of the specified Person, and (f) if the specified Person is an individual, any entity of which the specified Person is an officer, director or general partner.

         "Authorized Officer" of a Person means any executive officer, president, vice-president, assistant vice-president, treasurer, assistant treasurer, secretary, assistant secretary or other officer of such Person generally authorized to bind such Person.

         "Business Day" means any day other than Saturday, Sunday or any other day on which commercial banking institutions in The City of New York or Wilmington, Delaware are permitted or required by any applicable law, regulation or executive order to close.

         "Common Securities" means the securities representing common undivided beneficial interests in the assets of the Issuer.

         "Corporate Trust Office" means the office of the Preferred Guarantee Trustee at which the corporate trust business of the Preferred Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001.

         "Covered Person" means any Holder or beneficial owner of Preferred Securities.

         "Debentures" means the Floating Rate Junior Subordinated Debentures due 2034 issued by the Guarantor to the Issuer.

         "Declaration" has the meaning set forth in the first paragraph of the recitals hereto.

         "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Preferred Securities Guarantee.

         "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by the Issuer: (i) any accrued unpaid Distributions (as defined in the Declaration) that are required to be paid on such Preferred Securities, to the extent the Issuer shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption and applicable premium, if any (the "Redemption Price"), to the extent the Issuer has funds available therefor, with respect to any Preferred Securities called for redemption by the Issuer, and (iii)

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upon dissolution of the Issuer (other than in connection with the distribution of Debentures to the Holders or the redemption of all of the Preferred Securities as provided in the Declaration), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Issuer shall have funds available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution").

         "Guarantor" has the meaning set forth in preamble hereto.

         "Holder" means any holder, as registered on the books and records of the Issuer, of any Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor, but only to the extent that the Issuer has actual knowledge of such ownership.

         "Indemnified Person" means the Preferred Guarantee Trustee, any Affiliate of the Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Preferred Guarantee Trustee.

         "Indenture" means the Indenture dated as of May 12, 2004, between the Guarantor and Wilmington Trust Company, as trustee, and any indenture supplemental thereto pursuant to which the Debentures are to be issued by the Guarantor to the Issuer.

         "Issuer" has the meaning set forth in the preamble hereto.

         "List of Holders" has the meaning set forth in Section 2.1.

         "Majority in Liquidation Amount of Securities" means, except as provided in the terms of the Preferred Securities set forth in Annex I to the Declaration or by the Trust Indenture Act, Holder(s) of outstanding Preferred Securities voting together as a single class, excluding the Trust, the Guarantor and any Affiliate of the Trust or the Guarantor, who are the record owners of more than 50% of the aggregate liquidation amount (including the liquidation amount that would be paid on redemption, liquidation or otherwise plus accumulated and unpaid Distributions to the date upon which the voting percentages are determined) of all outstanding Preferred Securities.

         "Officers' Certificate" means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Preferred Securities Guarantee shall include:

         (a) a statement that each Authorized Officer signing the Officers' Certificate has read the covenant or condition;

         (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;

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         (c)      a statement that each such Authorized Officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such Authorized Officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

         (d) a statement as to whether or not, in the opinion of each such Authorized Officer, such condition or covenant has been complied with.

         "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

         "Preferred Guarantee Trustee" means the Person identified as "Preferred Guarantee Trustee" in the preamble hereto, and shall include its successors and assigns as Preferred Guarantee Trustee hereunder.

         "Preferred Securities" has the meaning set forth in the first paragraph of the recitals hereto.

         "Preferred Securities Guarantee" has the meaning set forth in the preamble hereto.

         "Resignation Request" has the meaning set forth in Section 4.2(c).

         "Responsible Officer" means, with respect to the Preferred Guarantee Trustee, any officer within the Corporate Trust Office of the Preferred Guarantee Trustee, including any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any financial services officer or other officer or agent of the Corporate Trust Office of the Preferred Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers or agents and also means, with respect to a particular corporate trust matter, any other officer or agent to whom such matter is referred because of that officer's or agent's knowledge of and familiarity with the particular subject.

         "Successor Preferred Guarantee Trustee" means a successor Preferred Guarantee Trustee possessing the qualifications to act as Preferred Guarantee Trustee under Section 4.1.

         "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

                                   ARTICLE II
                       LIST OF HOLDERS; EVENTS OF DEFAULT

         SECTION 2.1 Lists of Holders of Securities

         The Guarantor shall provide the Preferred Guarantee Trustee with a list, in such form as the Preferred Guarantee Trustee may reasonably require, of the names and addresses of the Holders (a "List of Holders") as of such date,
(i) within one Business Day after January 1 and June 30 of each year and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders. Such list shall be as of a date no more than 14 days before

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such List of Holders is given to the Preferred Guarantee Trustee. The Guarantor shall not be obligated to provide such List of Holders if at any time the List of Holders does not differ from the most recent List of Holders given to the Preferred Guarantee Trustee by the Guarantor. The Preferred Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

         SECTION 2.2 Events of Default; Waiver

         (a) The Holders of a Majority in Liquidation Amount of Preferred Securities may, by vote, on behalf of all of the Holders waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

         (b)      Notwithstanding the provisions of subsection (a) of this
Section 2.2, the right of any Holder of Preferred Securities to receive payment of the Guarantee Payments in accordance with this Preferred Securities Guarantee, or to institute suit for the enforcement of any such payment, shall not be impaired without the consent of each such Holder.

         SECTION 2.3 Event of Default; Notice

         (a) The Preferred Guarantee Trustee shall, within 30 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default actually known to a Responsible Officer of the Preferred Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, the Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer in good faith determines that the withholding of such notice is in the interests of the Holders of the Preferred Securities.

         (b) The Preferred Guarantee Trustee shall not be deemed to have actual knowledge of any Event of Default unless the Preferred Guarantee Trustee shall have received written notice, or of which a Responsible Officer charged with the administration of this Preferred Securities Guarantee shall have obtained actual knowledge.

                                   ARTICLE III
                     POWERS, DUTIES AND RIGHTS OF PREFERRED
                                GUARANTEE TRUSTEE

         SECTION 3.1 Powers and Duties of the Preferred Guarantee Trustee

         (a) This Preferred Securities Guarantee shall be held by the Preferred Guarantee Trustee in trust for the benefit of the Holders, and the Preferred Guarantee Trustee shall not transfer its right, title and interest in this Preferred Securities Guarantee to any Person except a Holder exercising such Holder's rights pursuant to Section 5.5(d) or to a Successor Preferred Guarantee Trustee on acceptance by such Successor Preferred Guarantee Trustee of its appointment to act as Successor Preferred Guarantee Trustee. The right, title and interest of the Preferred Guarantee Trustee shall automatically vest in any Successor Preferred Guarantee

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Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Preferred Guarantee Trustee.

         (b) If an Event of Default actually known to a Responsible Officer has occurred and is continuing, the Preferred Guarantee Trustee shall enforce this Preferred Securities Guarantee for the benefit of the Holders.

         (c) This Preferred Securities Guarantee and all moneys received by the Preferred Guarantee Trustee hereunder in respect of the Guarantee Payments will not be subject to any right, charge, security interest, lien or claim of any kind in favor of, or for the benefit of, the Preferred Guarantee Trustee or its agents or their creditors.

         (d) The Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants shall be read into this Preferred Securities Guarantee against the Preferred Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.2) and is actually known to a Responsible Officer of the Preferred Guarantee Trustee, the Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of such person's affairs.

         (e) No provision of this Preferred Securities Guarantee shall be construed to relieve the Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                  (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

                           (A) the duties and obligations of the Preferred Guarantee Trustee shall be determined solely by the express provisions of this Preferred Securities Guarantee, and the Preferred Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Preferred Securities Guarantee against the Preferred Guarantee Trustee; and

                           (B) in the absence of bad faith on the part of the Preferred Guarantee Trustee, the Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Preferred Guarantee Trustee and conforming to the requirements of this Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Preferred Guarantee Trustee, the Preferred Guarantee Trustee shall be under a duty to examine the same to

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                  determine whether or not they conform to the requirements of this Preferred Securities Guarantee;

                  (ii) the Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

                  (iii) the Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee, or exercising any trust or power conferred upon the Preferred Guarantee Trustee under this Preferred Securities Guarantee; and

                  (iv) no provision of this Preferred Securities Guarantee shall require the Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Preferred Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Preferred Securities Guarantee or indemnity, reasonably satisfactory to the Preferred Guarantee Trustee, against such risk or liability is not reasonably assured to it.

         SECTION 3.2 Certain Rights of Preferred Guarantee Trustee

         (a)      Subject to the provisions of Section 3.1:

                  (i) The Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it in good faith to be genuine and to have been signed, sent or presented by the proper party or parties.

                  (ii) Any direction or act of the Guarantor contemplated by this Preferred Securities Guarantee shall be sufficiently evidenced by an Officers' Certificate.

                  (iii) Whenever, in the administration of this Preferred Securities Guarantee, the Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

                  (iv) The Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

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

                  (v) The Preferred Guarantee Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Preferred Securities Guarantee from any court of competent jurisdiction.

                  (vi) The Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Preferred Guarantee Trustee such security and indemnity, reasonably satisfactory to the Preferred Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Preferred Guarantee Trustee's agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Preferred Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall relieve the Preferred Guarantee Trustee, upon the occurrence of an Event of Default which has not been cured or waived, of its obligation to exercise the rights and powers vested in it by this Preferred Securities Guarantee and to use the same degree of care and skill in this exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's affairs.

                  (vii) The Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

                  (viii) The Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through agents, nominees, custodians or attorneys, and the Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

                  (ix) Any action taken by the Preferred Guarantee Trustee or its agents hereunder shall bind the Holders, and the signature of the Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Preferred Guarantee Trustee's or its agent's taking such action.

                  (x) Whenever in the administration of this Preferred Securities Guarantee the Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to

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

         enforcing any remedy or right or taking any other action hereunder, the Preferred Guarantee Trustee (i) may request instructions from the Holders of a Majority in Liquidation Amount of the Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

         (b) No provision of this Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Preferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Preferred Guarantee Trustee shall be construed to be a duty.

         SECTION 3.3 Not Responsible for Recitals or Issuance of Preferred Securities Guarantee

         The recitals contained in this Preferred Securities Guarantee shall be taken as the statements of the Guarantor, and the Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Preferred Securities Guarantee.

         SECTION 3.4 Compensation

         The Guarantor agrees to pay to the Preferred Guarantee Trustee, from time to time, reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provisions of law in regard to the compensation of a trustee of an express trust) and to reimburse the Preferred Guarantee Trustee upon request for all reasonable expenses, disbursements and advances (including the reasonable fees and expenses of its attorneys and agents) incurred or made by the Preferred Guarantee Trustee in accordance with any provisions of this Preferred Securities Guarantee.

         SECTION 3.5 Securities

         The Preferred Guarantee Trustee or any other agent of the Preferred Guarantee Trustee, in its individual or any other capacity, may become the owner or pledgee of Preferred Securities.

                                   ARTICLE IV
                           PREFERRED GUARANTEE TRUSTEE

         SECTION 4.1 Preferred Guarantee Trustee; Eligibility

         (a) There shall at all times be a Preferred Guarantee Trustee which shall:

                  (i)      not be an Affiliate of the Guarantor; and

                  (ii) be a corporation organized and doing business under the laws of the United States of America or any State or territory thereof or of the District of Columbia,

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         or a corporation or other Person permitted by the Securities and
         Exchange Commission to act as a trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million dollars ($50,000,000), and subject to supervision or examination by federal, state, territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

         (b) If at any time the Preferred Guarantee Trustee shall cease to be eligible in accordance with Section 4.1(a), the Preferred Guarantee Trustee shall resign immediately n in the manner and with the effect specified in
Section 4.2(c).

         (c) If the Preferred Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act or becomes a creditor of the Sponsor during the time periods specified in Section 311 of the Trust Indenture Act, the Preferred Guarantee Trustee and Guarantor shall either eliminate such interest or resign in the manner and with the effect set forth in Section 4.2(c).

         SECTION 4.2 Appointment, Removal and Resignation of Preferred Guarantee Trustee

         (a) Subject to Section 4.2(b), the Preferred Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor, except when an Event of Default has occurred and is continuing.

         (b) The Preferred Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Preferred Guarantee Trustee and delivered to the Guarantor and to the Preferred Guarantee Trustee being removed.

         (c) The Preferred Guarantee Trustee appointed to office shall hold office until a Successor Preferred Guarantee Trustee shall have been appointed or until its removal or resignation. The Preferred Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument (a "Resignation Request") in writing executed by the Preferred Guarantee Trustee and delivered to the Guarantor which resignation shall take effect upon such delivery or upon such later date as is specified therein; provided, however, that no such resignation of the Preferred Guarantee Trustee shall be effective until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Preferred Guarantee Trustee and delivered to the Guarantor and the resigning Preferred Guarantee Trustee.

         (d) If no Successor Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery of a notice of removal or of a Resignation Request, the Preferred Guarantee Trustee resigning or being removed may petition at the expense of the Company any court of competent jurisdiction for appointment of a Successor Preferred Guarantee Trustee. Such court may thereupon, after

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prescribing such notice, if any, as it may deem proper, appoint a Successor
Preferred Guarantee Trustee.

         (e) No Preferred Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Preferred Guarantee Trustee.

         (f) Upon termination of this Preferred Securities Guarantee or removal or resignation of the Preferred Guarantee Trustee pursuant to this
Section 4.2, the Guarantor shall pay to the Preferred Guarantee Trustee all amounts accrued to the date of such termination, removal or resignation.

                                    ARTICLE V
                                    GUARANTEE

         SECTION 5.1 Guarantee

         (a) The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders. The Guarantor shall give prompt written notice to the Guarantee Trustee in the event it makes any direct payment to the Holders hereof.

         (b) The Guarantor hereby also agrees to assume any and all Obligations of the Issuer and, in the event any such Obligation is not so assumed, subject to the terms and conditions hereof, the Guarantor hereby irrevocably and unconditionally guarantees to each Beneficiary the full payment, when and as due, of any and all Obligations to such Beneficiaries. This Preferred Guarantee is intended to be for the Beneficiaries who have received notice hereof. For purposes of this Preferred Securities Guarantee, "Beneficiaries" means any Person to whom the Issuer is or hereafter becomes indebted or liable and "Obligations" means any costs, expenses or liabilities (but not including liabilities related to taxes) of the Issuer, other than obligations of the Issuer to pay to holders of any Preferred Securities the amounts due such holders pursuant to the terms of the Preferred Securities.

         SECTION 5.2 Waiver of Notice and Demand

         Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of the Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Preferred Guarantee Trustee, Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         SECTION 5.3 Obligations Not Affected

         The obligations, covenants, agreements and duties of the Guarantor under this Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

         (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Debentures or any extension of the maturity date of the Debentures permitted by the Indenture);

         (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

         (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

         (e) any invalidity of, or defect or deficiency in, the Preferred Securities;

         (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

         (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

         There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

         SECTION 5.4 Enforcement of Guarantee; Rights of Holders

         The Guarantor and the Preferred Guarantee Trustee expressly acknowledge that:

         (a) this Preferred Securities Guarantee will be deposited with the Preferred Guarantee Trustee to be held for the benefit of the Holders;

         (b) the Preferred Guarantee Trustee has the right to enforce this Preferred Securities Guarantee on behalf of the Holders;

         (c) the Holders of a Majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of this Preferred Securities Guarantee or exercising any trust or power conferred upon the Preferred Guarantee Trustee under this Preferred Securities Guarantee; and

         (d) any Holder may institute a legal proceeding directly against the Guarantor to enforce the Preferred Guarantee Trustee's rights and the obligations of the Guarantor under this Preferred Securities Guarantee, without first instituting a legal proceeding against the Issuer, the Preferred Guarantee Trustee or any other person or entity, and the Guarantor waives any right or remedy to require that any action be brought first against the Issuer or any other person or entity before proceeding directly against the Guarantor.

         SECTION 5.5 Guarantee of Payment

         This Preferred Securities Guarantee creates a guarantee of payment and not of collection. This Preferred Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts therefor paid by the Issuer).

         SECTION 5.6 Subrogation

         The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Preferred Securities Guarantee, if, after giving effect to any such payment, any amounts are due and unpaid under this Preferred Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

         SECTION 5.7 Independent Obligations

         The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.4 hereof.

         SECTION 5.8 Enforcement

         A Beneficiary may enforce the obligations of the Guarantor contained in
Section 5.1(b) directly against the Guarantor, and the Guarantor waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor.

                                   ARTICLE VI
                    LIMITATION OF TRANSACTIONS; SUBORDINATION

         SECTION 6.1 Limitation of Transactions

         So long as any Preferred Securities remain outstanding, if (a) there shall have occurred an Event of Default, (b) there shall have occurred a default or an event of default under the Indenture or (c) the Guarantor has given notice of its election to defer payments of interest on the Debentures as provided in
Section 2.12 of the Indenture and the period of such deferral is continuing, then the Guarantor shall not (i) declare or pay any dividend on, make any distribution or other payment with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (A) repurchases, redemptions (i) in connection with any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, officers, directors, or consultants, (ii) in connection with a dividend reinvestment or stockholder stock purchase plan or (iii) in connection with the issuance of capital stock the Guarantor (or securities convertible into or exercisable for such capital stock), as consideration in an acquisition transaction entered into prior to the occurrence of the Extension Period, (B) as a result of an exchange or conversion of one class or series of the Guarantor's capital stock for another class or series of the Guarantor's capital stock,(C) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (D) any declaration of a dividend in connection with any shareholders' rights plan or the issuance of rights, stock or other property under any shareholders' rights plan or the redemption or repurchase of rights pursuant thereto or (E) any dividend or distribution in the form of capital stock or rights to acquire capital stock where the dividend stock is the same stock or the rights of the capital stock being issued, or issuable pursuant to such rights, rank in all respects pari passu or junior to the capital stock as to which such dividend or distribution is paid), (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor that rank pari passu with or junior to the Debentures or (iii) make any guarantee payments under any guarantees of the Guarantor that rank in all respects pari passu with or junior to this Preferred Securities Guarantee).

         In addition, so long as any Preferred Securities remain outstanding, the Guarantor (i) will remain the sole direct or indirect owner of all of the outstanding Common Securities; provided that any permitted successor of the Guarantor under the Indenture may succeed to the Guarantor's ownership of the Common Securities, (ii) will not take any action which would cause the Issuer to cease to be treated as a grantor trust for United States federal income tax purposes and (iii) will cause the Issuer to remain a statutory business trust, except in connection with a distribution of Debentures to the Holders in liquidation of the Issuer, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as provided in the Declaration.

         SECTION 6.2 Ranking

         This Preferred Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor and (iii) senior to the Guarantor's Common Stock and any preferred or preference stock that is not the Guarantor's most senior preferred or preference stock.

                                   ARTICLE VII
                                   TERMINATION

         SECTION 7.1 Termination

         This Preferred Securities Guarantee shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Preferred Securities to all of the Holders, (ii) the distribution of the Debentures to all of the Holders or (iii) full payment of the amounts payable in accordance with the Declaration upon dissolution of the Issuer. Notwithstanding the foregoing, this Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Preferred Securities or under this Preferred Securities Guarantee.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         SECTION 8.1 Exculpation

         (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Preferred Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence, bad faith or willful misconduct with respect to such acts or omissions.

         (b) An Indemnified Person shall be fully protected in conclusively relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders might properly be paid.

         SECTION 8.2 Indemnification

         (a) To the fullest extent permitted by applicable law, the Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any loss, liability, damage, claim or expense incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim (regardless of who asserted such claim) or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the resignation or removal of the Preferred Guarantee Trustee and the termination of this Preferred Securities Guarantee.

         (b) In no event shall the Preferred Guarantee Trustee by liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Preferred Guarantee Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

         (c) In no event shall the Preferred Guarantee Trustee be liable for failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Preferred Securities Guarantee.

                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.1 Successors and Assigns

         All guarantees and agreements contained in this Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. Except in connection with any merger or consolidation of the Guarantor with or into another entity or any sale, transfer or lease of the Guarantor's assets to another entity, each as permitted by the Indenture, the Guarantor may not assign its rights or delegate its obligations under this Preferred Securities Guarantee without the prior approval of the Holders of at least a Majority in Liquidation Amount of the Preferred Securities then outstanding.

         SECTION 9.2 Amendments

         Except with respect to any changes that do not adversely affect in any material way the rights of Holders (in which case no consent of Holders will be required), this Preferred Securities Guarantee may only be amended with the prior approval of the Holders of a Majority in Liquidation Amount of the Preferred Securities. The provisions of Section 12.2 of the Declaration with respect to meetings of Holders apply to the giving of such approval.

         SECTION 9.3 Notices

         All notices provided for in this Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

         (a) If given to the Preferred Guarantee Trustee, at the Preferred Guarantee Trustee's mailing address set forth below (or such other address as the Preferred Guarantee Trustee may give notice of to the Holders):

                          Wilmington Trust Company
                          Rodney Square North
                          1100 North Market Street
                          Wilmington, DE 19890-0001
                          Attention: Corporate Trust Administration
                          Telecopy: 302/636-4148
                          Telephone: 302/651-1000 or 302/636-6000

         (b) If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders):

                          ProAssurance Corporation
                          100 Brookwood Place
                          Birmingham, AL 35209
                          Attention: Howard H. Friedman, Chief Financial Officer

         (c) If given to any Holder, at the address set forth on the books and records of the Issuer.

         All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

         SECTION 9.4 Benefit

         This Preferred Securities Guarantee is solely for the benefit of the Holders and, subject to Section 3.1(a), is not separately transferable from the Preferred Securities.

         SECTION 9.5 Governing Law

         THIS PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

         SECTION 9.6 Submission to Jurisdiction

         Each party hereto irrevocably and unconditionally submits to the nonexclusive jurisdiction of the courts of the State of New York and the federal courts of the United States located in the Borough of Manhattan, The City of New York (and any courts having jurisdiction over appeals therefrom) in respect of any action, suit or proceeding arising out of this Guarantee or any of the transactions contemplated hereby and waives to the extent permitted by law any objection to venue in respect thereof (based on inconvenient forum or otherwise). Unless a party maintains a registered agent in the State of New York, each such party agrees that process in any such suit may be served by mailing the relevant process, by registered or certified mail, return receipt requested, to the address of such party then specified pursuant to Section 9.3.

         SECTION 9.7 Counterparts

         This Preferred Securities Guarantee may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         SECTION 9.8 Severability

         In the event that one or more of the provisions contained in this Preferred Securities Guarantee shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Preferred Securities Guarantee, but this Preferred Securities Guarantee shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         THIS PREFERRED SECURITIES GUARANTEE is executed as of the day and year first above written.

PROASSURANCE CORPORATION,
as Guarantor

By:_________________________________________
   Name: Howard H. Friedman
   Title: Chief Financial Officer

WILMINGTON TRUST COMPANY,
as Preferred Guarantee Trustee

By:_________________________________________
   Name:
   Title:

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